Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Network-1 Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)
Equity	2022 Stock Incentive Plan Common Stock, $0.01 par value per share	457(c) and 457(h)	2,300,000 shares (4)	$2.22	$5,106,000	.0001102	562.68
Total Offering Amounts					$5,106,000		562.68
Total Fee Offsets							$0
Net Fee Due							562.68

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the Registrant’s 2022 Stock Incentive Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act on the basis of the average of the high and low sale prices of the registrant’s common stock, as quoted on the NYSE American Exchange, on January 3, 2023.
(3)	Calculated pursuant to Section 6(b) of the Securities Act.
(4)	Represents shares of common stock available for future issuance.